Exhibit 3.10

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “INERGY ACQUISITION COMPANY, LLC”, CHANGING ITS NAME FROM “INERGY ACQUISITION COMPANY, LLC” TO “INERGY MIDSTREAM, LLC”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF AUGUST, A.D. 2006, AT 2:23 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 02:25 PM 08/17/2006 FILED 02:23 PM 08/17/2006 SRV 060771335 – 3857400 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

INERGY ACQUISITION COMPANY, LLC

The undersigned, being the Authorized Person of Inergy Acquisition Company, LLC (the “Company”), for the purpose of amending the Company’s Certificate of Formation under the Delaware Limited Liability Company Act (the “Act”), hereby makes, acknowledges and files this Certificate of Amendment.

The current name of the Company is Inergy Acquisition Company, LLC. The following paragraph of the Certificate of Formation is hereby amended as follows:

FIRST. The name of the Company is hereby changed to:

Inergy Midstream, LLC

IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Certificate of Formation of the Company under the Act, has executed this Certificate of Amendment this 17 day of August, 2006.

INERGY ACQUISITION COMPANY, LLC

By:	/s/ John J. Sherman
John J. Sherman, Authorized Person